Exhibit 99.1

Y-TEL Signs Exclusive Worldwide Distribution Agreement to offer the new 4G Wi-Fi phone system developed by EBI a Hewlett Packard IPAQ development partner.

MIAMI – (BUSINESS WIRE) Nov. 10, 2004 – (OTCBB:CPUR – News) Y-Tel today announced the signing of a VoWLAN Exclusive Worldwide Distribution Agreement with EBI Communication, Inc. www.ebicorp.net

The agreement allows Y-Tel to distribute the new high speed broadband Wi-Fi mobile phones and HP's WiFi enabled IPAQs anywhere in the world with voice services. Y-Tel and EBI have agreed to share the gross revenue 50/50 from customers using the VoWLAN network. Both parties have also agreed to a 50/50 split from the net revenue resulting from the sale of all WiFi phones and PDA's. EBI received cash and stock in Y-Tel.

After 2 years, EBI, as a Solutions Development Partner of Hewlett-Packard (NYSE: HPQ) has completed the development and testing of an extensive multi-million dollar turn key solution to handle millions of the new WiFi phones and IPAQ PDA's at one time. EBI's voice services run on standard and rugged HP IPAQ Pocket PCs, and operate over any combination of wireless and wired networks.  EBI has carrier agreements to terminate calls in over 220 countries from any Wi-Fi hotspot in the world.

Wi-Fi networks use radio technologies called IEEE 802.11b or 802.11a to provide secure, reliable, fast wireless connectivity for voice and data applications. A Wi-Fi network can be used to connect computers to each other, to the Internet, and to wired networks (which use IEEE 802.3 or Ethernet). Wi-Fi networks operate in the unlicensed 2.4 and 5 GHz radio bands, with an 11 Mbps (802.11b) or 54 Mbps (802.11a) data rate or with products that contain both bands (dual band), so they can provide real-world performance similar to the basic 10BaseT wired Ethernet networks used in many offices.

According to Global Information, Inc., 4G digital IP-based high-speed cellular systems are anticipated to account for 14% of total mobile wireless data revenues in 2007, with 4G carriers realizing a total of 50 million subscribers by year-end 2007. Revenues from 4G infrastructure sales are anticipated to reach $5.3 billion during 2007.

WLAN enabled hot spots are projected to generate approximately $12 billion in revenues in 2007. WiFi, operators and aggregators will form a symbiotic relationship with mobile operators, with mobile carriers accounting for over 60% of all hot spot revenues in 2007. Mobile operators are already using WiFi to complement existing services and are expanding the use of the technology, particularly in the enterprise sector, which is fueling both WiFi and mobile wireless applications.

Y-Tel will now be able to offer WiFi carrier services to international travelers. This service will be offered from any and all WiFi hotspots in the World, and will offer substantial cost savings because a minute of VoWLAN airtime cost a fraction of what an international cellular call cost. Additionally there is no roaming charge to the user no matter what country He or She may be originating their call from.

For example, the average cost from a cell Phone (roaming) from Kuala Lumpur, Malaysia, to the United States averages $1.90/minute, the same call using VoWLAN carrier services would only cost $.25/minute.

Steve Lipman, Y-Tel's President said, "Our new partners, EBI Communications and their partnership affiliation with Hewlett-Packard give Y-TEL access to product, marketing, training and financing support from HP. This has put Y-Tel substantially   ahead of any competition by being able to offer Wi-Fi enabled IPAQ PDA's and

Wi-Fi enabled phones with voice capabilities utilizing newly developed MESHED NETWORKS. Today's technology allows 12 mile radius hot spots, which to date have been limited to 150 ft. to 300 ft.  Finally, PDA's and Wi-Fi enabled phones, can include streaming video with this new high speed broadband network, where calls can be made from any one of 40,000 hot spots around the world."

Edward Stackpole EBI‘s President stated that "After spending several years and millions of dollars developing this complete carrier solution we are very pleased to join together with Y-TEL utilizing Hewlett-Packard's high-quality mobile IPAQ device. We are excited to have found such a formidable partner such as Y-Tel to handle the distribution worldwide of our state of the art VoWLAN carrier application."

About Y-TEL International

Y-Tel is in the international telecommunications industry. Principle offices are located at 1100 N.W. 163 Dr., Miami, Florida, 33169 with Switching HUBS in Miami, Florida and Panama City, Panama. During the development stage, Y-Tel completed installation of two International Gateway switches, capable of handling multiple international carriers.

Subsequent to completing the development stage, the Company is now engaged, under contract with Digicel, one of the fastest growing GSM Cellular Providers in the world, to help facilitate their expansion. The contract has enabled Y-Tel to generate revenue from terminating voice traffic originating throughout the Caribbean Islands. Y-Tel is also is targeting markets in the rapidly developing Central and South America region. This area has been selected because it encompasses one of the fastest growing, underserved, regions among the emerging telecommunications markets. To learn more visit www.ytelint.com

About EBI Communications

Headquartered in Ft. Lauderda le, Florida and founded in 2000, EBI is a global VoIP provider of tier-1 quality voice services to small, medium, and enterprise customers worldwide. EBI has its own proprietary PDA software and real-time billing system. EBI customers include Hilton International Hotels, Accor Hotels, Berjaya, Pfizer Central America, and MOL online. To learn more, call visit www.ebicorp.net

Safe Harbor Statement

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding potential results and future plans and objectives of Y-Tel, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the Securities and Exchange Commission. Other risk factors may include, but are not limited to, our ability to obtain financing on acceptable terms, or at all, working capital constraints, fluctuation in quarterly results, and increased competition for the fields targeted by the company, our ability to commence operations as scheduled, the economical operation of the process we intend to operate and our ability to protect the proprietary technology we use. Further, the company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the company's control, such as announcements by competitors and service providers.

The contents of this press release are presented as a general overview of the company. It is intended only to contain general information regarding the company and its business and does not purport to provide complete disclosure or analysis of all matters, which may be relevant to a decision to make an investment, including all risk factors or similar considerations. Although the information is believed current as of the date herein, the information may be subject to change, amendment or supplementation, and the company does not expect, and assumes no obligation, to update or otherwise revise the information herein.

Contact:

     Consolidated Pictures Corp.
     Investor Relations:
     Steve Lipman, 225-273-1100